Exhibit 2.1
ASSET SALE AND PURCHASE AGREEMENT
     THIS ASSET SALE AND PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 9th day of September, 2010, by and between PROFESSIONAL VETERINARY PRODUCTS, LTD., Debtor in Possession, a Nebraska corporation (hereinafter referred to as “Seller”), and IVESCO Holdings LLC, a Delaware limited liability company (hereinafter referred to as “Buyer”).
     WITNESSETH:
     WHEREAS, Seller is currently, in possession of its assets as a Debtor in Possession pursuant to Title 11, U.S. Code, in the Chapter 11 case of Professional Veterinary Products, Ltd., Case No. 10-82436 (hereinafter referred to as the “Bankruptcy Case”), presently pending in the United States Bankruptcy Court for the District of Nebraska (hereinafter referred to as the “Bankruptcy Court”), and Seller, upon proper approval and authorization from the Bankruptcy Court, may sell and assign assets outside of the ordinary course of business;
     WHEREAS, Buyer has submitted a Bid, pursuant to and as defined in the Auction and Bid Procedures (the “Bid Procedures”) approved by the Bankruptcy Court pursuant to its August 26, 2010 Order Approving Auction and Bid Procedures for Sale of Certain of the Debtors’ Assets (Docket No. 78).
     WHEREAS, Seller has selected Buyer as a Stalking Horse Bidder, as defined in the Bid Procedures, and
     WHEREAS, Seller desires to sell, assign, transfer and convey to Buyer certain of its properties and assets, and Buyer desires to acquire such properties and assets, all upon the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:
SECTION 1. DEFINITIONS.
     The following terms used in this Agreement shall have the following meanings unless some other meaning is clearly intended:
     “Auction and Bid Procedures” means the process described in Exhibit C hereto.
     “Closing” means the closing of the transaction contemplated by this Agreement.
     “Closing Date” means the second business day following the satisfaction of all conditions precedent to the consummation of the transactions contemplated by this Agreement (as set forth in Sections 8 and 9 of this Agreement), or such other date as the parties may mutually agree upon in writing.
     “Code” means the United States Bankruptcy Code (Title 11 of the United States Code) as in effect on the date hereof.
     “Debtors” means Exact Logistics, LLC; ProConn, LLC; and Seller.

     “Deposit” means the deposit in the amount of $339,988 delivered by Buyer to Seller’s Counsel pursuant to the Bid Procedures.
     “Disclosure Schedule” means Exhibit D attached hereto and made a part hereof containing the various exceptions to the representations, warranties and covenants of Seller contemplated by the provisions of this Agreement and other information pertinent to this Agreement or the Closing.
     “Employees” means the employees of Seller as of the Closing Date.
     “Excluded Inventory” means those goods and that product and material that prior to the Closing Date, the Sellers (i) identify as being (x) not in good condition, (y) not merchantable and/or (z) having a manufacturer’s dating of less than 6 months remaining; and (ii) segregate from the Inventory.
     “Inventory” has the meaning set forth on Exhibit A but shall not include the Excluded Inventory.
     “Knowledge” means the actual knowledge of Steve Price, as such knowledge may exist at the date hereof without inquiry into the matter to which reference to Knowledge is made.
SECTION 2. PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES.
     2.1 Assets. Subject to the terms and conditions hereof, and subject to the representations and warranties made herein, on the Closing Date Seller will sell, assign, transfer and convey to Buyer all of Seller’s right, title and interest in and to the Inventory (the “Transferred Assets”). The Transferred Assets shall not include the Excluded Inventory.
     2.2 “As Is” Transaction. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSFERRED ASSETS, OR INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION THEREWITH, THE ENVIRONMENTAL CONDITION OR OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY TANGIBLE PERSONAL PROPERTY OR ANY REAL PROPERTY OR IMPROVEMENTS (“REAL ESTATE”) LEASED BY SELLER, THE ZONING OF ANY SUCH REAL ESTATE, THE VALUE OF THE TRANSFERRED ASSETS (OR ANY PORTION THEREOF), THE TITLE TO THE TRANSFERRED ASSETS (OR ANY PORTION THEREOF). WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE TRANSFERRED ASSETS. BUYER FURTHER ACKNOWLEDGES THAT BUYER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE TRANSFERRED ASSETS AND OTHER MATTERS RELATING TO OR AFFECTING THE TRANSFERRED ASSETS AS BUYER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE TRANSFERRED ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN, BUYER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, BUYER WILL ACCEPT THE TRANSFERRED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

     2.3 No Assumption of Liabilities. The Buyer does not assume any debts, obligations or liabilities of Seller. Any and all debts, obligations and liabilities of Seller whether accrued or contingent or due or not due shall be and remain the obligations and liabilities of Seller to pay or discharge, and Buyer shall not be obligated for them or be deemed to have assumed them by reason of the purchase of the Transferred Assets or otherwise.
     2.4 Employees. Buyer shall have the right, but no obligation to offer employment to any Employees of Seller. Buyer does not anticipate that it will offer employment to any of Seller’s Employees. In the event Buyer, in its sole discretion, shall determine to offer employment to any of the Employees of Seller, Buyer, in its sole discretion shall determine the compensation and benefits it offers to any such Employees. Buyer shall not be obligated to adopt or maintain any particular employee benefit for any of Seller’s Employees hired by Buyer.
     2.5 Excluded Assets. Buyer shall not purchase any assets or rights other than the Inventory described in Section 2.1 above. All assets other than the Inventory shall be referred to herein as the “Excluded Assets”.
SECTION 3. PURCHASE PRICE.
     3.1 Amount. The purchase price for the Transferred Assets (the “Purchase Price”) shall be $3,399,876 (a) less the book value of Inventory, as of the Closing Date, that is not in good condition and not merchantable (collectively, the “Nonmerchantable Inventory”); (b) less the book value of Inventory, as of the Closing Date, with manufacturer’s datings of less than 6 months remaining (collectively, the “Stale Inventory”); (c) less the positive difference, if any, between (x) the book value of Inventory as reported by Seller as of September 7, 2010; and (y) the Closing Date Inventory Value. For purposes of clarity, the book value of Inventory as reported by Seller as of September 7, 2010 included the book value of the Excluded Inventory and will be included in the computation mandated by Section 3.1(c)(x).
     3.2 Payment of Purchase Price. At the Closing on the Closing Date, (i) Buyer shall pay $2,379,913 to Seller by wire transfer in accordance with the instructions on Exhibit F; and (ii) Seller shall cause its Counsel to deliver the Deposit to Seller on Buyer’s behalf (collectively, the “Closing Payment”). The balance of the Purchase Price, if any, shall be paid in accordance with and pursuant to Section 3.9.
     3.3 Supplemental Purchase Price. Buyer shall pay to Seller 30% of the net sales proceeds realized from its sale of the Excess Inventory, as defined on Exhibit A (the “Supplemental Purchase Price”). For purposes of this Section 3.3, “net sales proceeds” shall mean the sales proceeds received by Buyer from the third party liquidators less shipping and logistics expenses.
     3.4 Payment of Supplemental Purchase Price. The Supplemental Purchase Price shall be paid to Seller within 150 days of the Closing after any setoff for claims Buyer holds pursuant to Section 3.9.
     3.5 Estimated Inventory Value. On the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth Seller’s good faith determination of the book value of the Inventory based upon a physical inventory completed by Seller on the day before the Closing Date (the “Closing Date Inventory Value”). Buyer, or its agents, shall have the right to be present and observe the physical inventory completed by Seller. The Closing Date Inventory Value shall not include the value of Excluded Inventory.

     3.6. Preliminary Statement. No later than five (5) business days following Buyer’s removal of the Inventory from Sellers’ facilities pursuant to Section 3.10, Buyer shall prepare and deliver to Seller a draft settlement statement (the “Preliminary Inventory Statement”) setting forth (i) the identity and book value, as of the Closing Date, of the Nonmerchantable Inventory; (b) the identity and book value, as of the Closing Date, of Stale Inventory; and (c) Buyer’s calculation of the book value of Inventory as reported by Seller as of September 7, 2010; and the Closing Date Inventory Value. Seller or its agent(s) shall have the right to be present at such time as Buyer takes possession of the Inventory and categorizes the Inventory as Nonmerchantable Inventory and/or Stale Inventory. If Seller elects not to be present at such time as Buyer takes possession of the Inventory and categorizes the Inventory as Nonmerchantable Inventory and/or Stale Inventory, Seller shall be bound by Buyer’s determinations of the Nonmerchantable Inventory and the Stale Inventory.
     3.7. Buyer Review. Seller shall have five (5) business days following receipt of the Preliminary Inventory Statement (the “Review Period”) to notify Buyer in writing of any objections to the Preliminary Inventory Statement (a “Notice of Objection”). Any such Notice of Objection shall specify in reasonable detail the nature of each objection so asserted and the basis therefore. If Seller does not deliver any Notice of Objection during the Review Period, the Inventory Value set forth on the Preliminary Inventory Statement shall become final and binding.
     3.8 Arbitration. In the event the parties shall be unable to resolve within ten (10) business days any matter set forth in a Notice of Objection, such disagreement shall be referred for resolution to a mutually acceptable third party selected by the parties (the “Arbitrator”). The Arbitrator shall be requested to furnish written notice to Seller and Buyer of its resolution of any such disagreements referred as soon as practicable and such resolution shall be final and binding upon the parties. All fees, costs and expenses of the Arbitrator shall be paid by the party whose calculation of the Inventory values differs the greatest from the Inventory values determined by the Arbitrator.
     3.9 Settlement. Within three (3) business days following the date the Inventory value becomes final and binding pursuant to the terms of this Section 3, Seller shall, at its cost and expense, remove the Nonmerchantable Inventory and the Stale Inventory from the Buyer’s premises. Within three (3) days following the date the Inventory values becomes final and binding pursuant to the terms of this Section 3, Buyer shall remit to Seller, in immediately available funds, the amount, if any, by which the Purchase Price exceeds the Closing Payment (plus interest thereon from the Closing Date at the Prevailing Rate), or, in the event the Closing Payment exceeds the Purchase Price, Seller shall remit to Buyer, in immediately available funds, the amount of such overpayment (plus interest thereon from the Closing Date at the Prevailing Rate). For purposes of this Agreement, the “Prevailing Rate” shall mean six percent (6%) per annum. In the event Seller fails to immediately remit to Buyer in immediately available funds the amount of Buyer’s overpayment, Buyer shall be permitted to setoff amounts owing to the Seller pursuant to Section 3.4 without further order of the Bankruptcy Court.
     3.10 Inventory Removal. Buyer shall remove all Inventory from Seller’s facilities within three (3) weeks following Closing (the “Removal Date”). During the period between Closing and the Removal Date, Seller shall maintain security and utility service at its facilities and shall provide Buyer with access to conduct the removal of the Inventory. Buyer shall be responsible for any damage, injury or death occurring during or by reason of the removal of such Inventory. If such Inventory is not removed by such date, Buyer shall reimburse Seller for any costs incurred by Seller after such date which are directly related to such Inventory.

SECTION 4. CLOSING.
     4.1 Closing Date. The Closing shall take place at 10:00 a.m. on the Closing Date, at the office of McGrath North Mullin & Kratz, PC LLO, 1601 Dodge Street, Suite 3700, Omaha, Nebraska 68102.
     4.2 Transfer of Assets. At the Closing on the Closing Date, effective as of 11:59 p.m.:
          (a) Seller shall sell, assign, transfer and convey to Buyer (or its designee) all of its right, title and interest in and to the Transferred Assets. Such sale, assignment, transfer and conveyance shall be effected or evidenced by delivery by Seller to Buyer of applicable bills of sale, assignments/assumptions and other documents reasonably acceptable in form and substance to Buyer and Seller. Buyer shall pay all applicable transfer, sales and use taxes on the transfer.
SECTION 5. SELLER’S REPRESENTATIONS AND WARRANTIES.
     Seller hereby represents and warrants to Buyer as follows (except as set forth on the Disclosure Schedule):
     5.1 Authorization for Agreement. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will have been duly authorized by all necessary actions of Seller prior to the Closing, and this Agreement is, and any documents or instruments to be executed and delivered by Seller pursuant hereto will be, legal, valid and binding obligations of Seller enforceable in accordance with their terms.
     5.2 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska. Subject to Bankruptcy Court approval, Seller has all requisite corporate power and authority to enter into this Agreement and to sell, assign, transfer and convey the Transferred Assets to Buyer under this Agreement. Except as set forth on the Disclosure Schedule, neither the execution and delivery of this Agreement nor the sale of the Transferred Assets by Seller requires the consent or approval of, the giving of notice to, registration, filing or recording with or the taking of any other action by Seller in respect of any federal, state or local governmental authority.
     5.3 Title to Properties. Seller has good title to all of the Transferred Assets. At the Closing, Seller will transfer to Buyer good title to all of the Transferred Assets, free and clear of all liens, security interests, claims and encumbrances.
     5.4 No Litigation. No suit, action or legal, administrative, arbitration or other proceeding or, to Seller’s Knowledge, no investigation by any governmental agency, pertaining to the Transferred Assets, is pending or, to Seller’s Knowledge, has been threatened by or against Seller concerning or arising out of Seller’s use, operation or ownership of the Transferred Assets.
     5.5 Finder’s Fee. Other than Alliance Management, whose fee shall be paid by Seller, Seller has not employed or retained any broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto.

     5.6 No Violations. To Seller’s Knowledge, (a) Seller’s operation, use and ownership of the Transferred Assets is in material compliance with all applicable laws, regulations, codes, orders and decrees, (b) there are no pending, threatened or asserted investigations or violations of any applicable laws, regulations, orders, ordinances, decrees, permits, or codes asserted against Seller in connection with its use, operation or ownership of the Transferred Assets, and (c) the sale of the Transferred Assets to Buyer pursuant to the terms of this Agreement will not violate, breach or cause a default under any applicable laws, regulations, orders, permits or codes, or the charter, bylaws or any agreement to which Seller is party or any of the Transferred Assets are subject.
SECTION 6. REPRESENTATION AND WARRANTIES OF BUYER.
     Buyer represents and warrants to Seller as follows:
     6.1 Authorization for Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby will have been duly authorized by all necessary actions of Buyer prior to the closing, and this Agreement is, and any documents or instruments to be executed and delivered by Buyer pursuant hereto will be, legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the availability of equitable remedies.
     6.2 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by Buyer requires the consent or approval of, the giving of notice to, registration, filing or recording with or the taking of any other action by Buyer in respect of any federal, state or local governmental authority.
     6.3 No Violation. The execution and delivery of this Agreement and all other agreements, instruments and documents contemplated hereby by Buyer and the consummation of the transactions contemplated hereby and thereby will not conflict with or violate or constitute a breach or default under the articles of incorporation of Buyer or any provision of any mortgage, trust indenture, lien, lease, agreement, instrument, or court order, judgment or decree to which Buyer is bound.
     6.4 Finder’s Fees. Buyer has not employed or retained any broker, agent, finder or other party or incurred any obligation for brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto.
     6.5 No Litigation. No suit, action or legal, administrative, arbitration or other proceeding or, to Buyer’s knowledge, no investigation by any governmental agency, is pending or, to Buyer’s knowledge, has been threatened by or against Buyer which would materially and adversely affect the ability of Buyer to consummate the transaction provided for in this Agreement.

SECTION 7. COVENANTS OF SELLER.
     7.1 Seller’s Chapter 11 Bankruptcy Case. On September 10, 2010 or such later date as set by the Bankruptcy Court, Seller shall seek the Bankruptcy Court’s entry of an Order approved by the Buyer in its reasonable discretion which (a) authorizes Seller’s sale of the Transferred Assets to Buyer pursuant to this Agreement; and (b) authorizes the payment of a breakup fee in the amount of $100,000 at any closing of a sale of the Inventory to a purchaser other than Buyer, so long as the conditions set forth in Section 9 hereof have been satisfied.
     7.2 Access. From and after the date of this Agreement until the Closing Date, Seller shall, upon reasonable advance notice, (i) afford to Buyer’s officers, independent public accountants, counsel, lenders, consultants and other representatives, reasonable access during normal business hours to the Transferred Assets and all records pertaining to the Transferred Assets, and (ii) provide introductions to Seller’s suppliers and customers which relate to the Inventory. Buyer, however, shall not be entitled to access to any materials containing privileged communications or information about employees, disclosure of which might violate an employee’s reasonable expectation of privacy. Buyer expressly acknowledges that nothing in this Section is intended to give rise to any contingency to Buyer’s obligations to proceed with the transactions contemplated herein.
     7.3 Ordinary Course. Subject to the purchase and sale of inventory in the ordinary course of business, prior to and up to the Closing, Seller shall maintain the Transferred Assets in the manner in which they have been maintained since the commencement of the bankruptcy proceedings and maintain the Transferred Assets in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted.
     7.4 Notice of Developments. Seller shall give Buyer prompt written notice of any material adverse development causing a breach of any of its own representations and warranties or its inability to meet the closing conditions set forth in Section 8.
     7.5 Efforts to Close. Subject to the terms and conditions of this Agreement, Seller agrees to use reasonable good faith efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement.
SECTION 8. CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS.
     The obligations of Buyer at the Closing hereunder are subject, at Buyer’s election, to the satisfaction on or prior to the Closing Date of the conditions set forth below. Notwithstanding the failure of any one or more of such conditions (other than the approval of the Bankruptcy Court), Buyer may nevertheless proceed with Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.
     8.1 Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.
     8.2 Compliance with Agreement. Seller shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

     8.3 Bankruptcy Court Approval. This Agreement and the transactions contemplated thereby and the bid protections set forth in Exhibit C (including the break-up fee and bid protection provided for therein) shall have been approved by the Bankruptcy Court as provided in Exhibit C, and a final unstayed court order shall have been entered on or before September 10, 2010 (or such later time to which Buyer consents in writing), in the form of Exhibit I hereto or otherwise approved by Buyer in writing (a) authorizing the sale of the Transferred Assets to Buyer in accordance with the provisions of this Agreement, free and clear of all liens, claims and encumbrances, pursuant to Sections 363(b) and (f) of the Code, containing a “good faith” finding as to Buyer pursuant to Section 363(m) of the Code; and (b) approving the payment of a break-up fee in the amount of $100,000 to Buyer in the event that the Bankruptcy Court approves the sale of the Inventory to another party, so long as the conditions set forth in Section 9 hereof have been satisfied.
     8.4. Financing. On or before September 13, 2010, Buyer shall have received the necessary consent and approval of Wells Fargo Capital Finance to finance Buyer’s payment of the Purchase Price.
SECTION 9. CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS.
     The obligations of Seller at the Closing hereunder are subject, at Seller’s election, to the satisfaction on or prior to the Closing Date of the conditions set forth below. Notwithstanding the failure of any one or more of such conditions, Seller may nevertheless proceed with Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.
     9.1 Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.
     9.2 Compliance with Agreement. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.
     9.3. Financing. On or before September 13, 2010, Buyer shall have received the necessary consent and approval of Wells Fargo Capital Finance to finance Buyer’s payment of the Purchase Price.
SECTION 10. SURVIVAL OF COVENANTS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES.
     The representations and warranties contained in this Agreement shall not survive the Closing; provided, however, that all of Buyer’s covenants, agreements and obligations contained in Section 2.2 and Section 3 shall survive the Closing indefinitely.

SECTION 11. MISCELLANEOUS.
     11.1 Expenses. Except for the break-up fee contemplated by this Agreement, each of the parties hereto agrees to be responsible for its own, without right of reimbursement from the other, costs incurred by it incident to the performance of its obligations hereunder, whether or not the transactions contemplated by this Agreement shall be consummated, including, without limitation, those costs incident to the preparation of this Agreement, and the fees and disbursements of legal counsel, accountants and consultants employed by the respective parties in connection with the transactions contemplated by this Agreement.
     11.2 Termination and Abandonment. This Agreement may be terminated and abandoned on or prior to the Closing Date as follows: (a) by mutual written consent of the parties hereto, (b) by Seller if the conditions precedent contained in Section 9 hereof have not been fulfilled on or prior to the Closing Date, (c) by Buyer if the conditions precedent contained in Section 8 hereof have not been fulfilled on or prior to the Closing Date, or (d) by either party if either the approval of the Closing by the Bankruptcy Court is not obtained or if the Closing has not occurred, in each case, within 10 days after the date hereof for reasons other than the breach or default of Seller or Buyer. In the event of termination by any party as provided above, written notice shall promptly be given to the other party and each party shall pay its own expenses incident to the preparation for the consummation of this Agreement and the transactions contemplated hereby. If the Closing does not occur due to the failure of Buyer to close in breach of its obligations under this Agreement, the damages that Seller may claim as a result of such breach shall be liquidated and limited to the amount of the Deposit and the parties agree that such amount constitutes reasonable liquidated damages for Buyer’s wrongful failure to close.
     11.3 Inform of Litigation. During the period from the date of this Agreement to the Closing Date, each party will promptly inform the other party in writing of any litigation commenced against such party in respect of the transactions contemplated by this Agreement.
     11.4 Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party and any attempted assignment without such written consent shall be null and void and without legal effect.
     11.5 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Nebraska applicable to agreements made and to be performed entirely within such state, including all matters of construction, validity and performance.
     11.6 Amendment and Modification. Buyer and Seller may amend, modify and supplement this Agreement in such manner as may be mutually agreed by them in writing.
     11.7 Notices. All notices, requests, demands and other communications hereunder shall be deemed to be duly given if delivered by hand, if mailed by certified or registered mail with postage prepaid, if delivered by fax (with confirmation confirmed) or if sent by nationally-recognized overnight courier as follows:

If to Seller:

Professional Veterinary Products, Ltd.
10077 South 134th Street
Omaha, NE 68138
Attention: Steve Price

With a copy to:

McGrath North Mullin & Kratz, PC LLO
First National Tower
1601 Dodge Street
Suite 3700
Omaha, NE 68102
Attention: Robert Bothe, Esq.
Patrick Straka, Esq.
Fax: (402) 341-0216

and to:

Alliance Management
Carlson Towers, Suite 110
601 Carlson Parkway
Minneapolis, MN 55305
Attn: Alex Smith
James Cullen

If to Buyer:

IVESCO Holdings LLC
910 Shaver Street
Springdale, AR 72762
Attn: Robert DiMarzo
Office:479-717-1800
800-222-6945
FAX: 800-433-9715
email: robert.dimarzo@ivescollc.com
     or to such other addresses as either party may provide to the other in writing.
     11.8 Entire Agreement. Except for any confidentiality agreements between the parties (which shall survive the execution and delivery of this Agreement), this Agreement cancels, merges and supersedes all prior and contemporaneous understandings and agreements relating to the subject matter of this Agreement, written or oral, between the parties hereto and contains the entire agreement of the parties hereto, and the parties hereto have no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.
     11.9 Successors. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and to their respective successors and permitted assigns. In the event that a Chapter 11 trustee should be appointed for Seller, or in the event that Seller’s

Chapter 11 case should be converted to a case under Chapter 7, the obligations of Seller hereunder shall be binding upon such trustee or successor Chapter 7 estate.
     11.10 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.
     11.11 Headings. The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement.
     11.12 Schedules. All of the exhibits and schedules attached hereto are incorporated herein and made a part of this Agreement by reference.
     11.13 Jurisdiction. During Seller’s Bankruptcy Case, any suit, action or proceeding between the parties hereto relating to this Agreement or to any agreement, document or instrument delivered pursuant hereto or in connection with the transactions contemplated hereby, or in any other manner arising out of or relating to the transactions contemplated by or referenced in this Agreement shall be commenced and maintained exclusively in the Bankruptcy Court. The parties hereto submit themselves unconditionally and irrevocably to the personal jurisdiction of such court. Subsequent to Seller’s Bankruptcy Case, any suit, action or proceeding between the parties hereto relating to this Agreement or to any agreement, document or instrument delivered pursuant hereto or in connection with the transactions contemplated hereby, or in any other manner arising out of or relating to the transactions contemplated by or referenced in this Agreement shall be commenced and maintained exclusively in the United States District Court for the District of Nebraska, or if that court lacks jurisdiction over the subject matter, in a state court of competent subject matter jurisdiction sitting in Douglas County, Nebraska. The parties hereto submit themselves unconditionally and irrevocably to the personal jurisdiction of such courts, as applicable. The parties further agree that venue shall be in the District of Nebraska. The parties hereto irrevocably waive any objection to such personal jurisdiction or venue, including, but not limited to, the objection that any suit, action or proceeding brought in the District of Nebraska, has been brought in an inconvenient forum.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PROFESSIONAL VETERINARY PRODUCTS, LTD., Debtor in Possession
By:	/s/ Steve Price
	Name:	Steve Price
	Title:	President

IVESCO Holdings LLC
By:	/s/ Robert DiMarzo
	Name:	Robert DiMarzo
	Title:	Executive Chairman

Exhibits

A.	The Inventory/Transferred Assets

B.	Omitted

C.	Auction and Bid Procedures

D.	Disclosure Schedule

E.	Omitted

F.	Wire Transfer Instructions

G.	Omitted

H.	Omitted

I.	Bankruptcy Court Order Approving Sale (to be supplied)

Exhibit A
Inventory—The Transferred Assets
1.	Inventory means the product, materials and goods held for sale by Sellers as described in A below but excluding the “Excluded Inventory”.
A.	All product, materials and goods held for sale by Seller on the Closing Date.
2. Excess Inventory means all Inventory that Buyer sells via a third party liquidator within 120 days of Closing.

Exhibit B
Omitted

Exhibit C
Auction and Bid Procedures
1.	Bid Procedures approved by the Bankruptcy Court pursuant to its August 26, 2010 Order Approving Auction and Bid Procedures for Sale of Certain of the Debtors’ Assets;

2.	Payment to Buyer of $100,000 in the event that a bid for the Inventory other than the Buyer’s Bid is accepted and approved by the Bankruptcy Court, so long as the conditions set forth in Section 9 hereof have been satisfied.

Exhibit D
Disclosure Schedule
[None.]

Exhibit E
Omitted

Exhibit F
Wire Transfer Instructions
[To be completed]

Exhibit G
Inventory Valuation
Omitted

Exhibit H
Allocation of Purchase Price
[To be completed]

Exhibit I
Bankruptcy Court Order Approving Sale
See attached.

AMENDMENT AGREEMENT
     THIS AGREEMENT, dated this 13th day of September, 2010, by and between PROFESSIONAL VETERINARY PRODUCTS, LTD., Debtor in Possession, a Nebraska corporation (hereinafter referred to as “Seller”), and IVESCO Holdings LLC, a Delaware limited liability company (hereinafter referred to as “Buyer”).
RECITALS
(a)	On September 9, 2010, Seller and Buyer entered into an Asset Sale and Purchase Agreement (the “Purchase Agreement”).

(b)	Seller and Buyer desire to amend the Purchase Agreement as hereinafter set forth.
AGREEMENT
     1. Section 3.2 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
“3.2 Payment of Purchase Price. At the Closing on the Closing Date, (i) Buyer shall pay $1,196,422.94 to Seller by wire transfer in accordance with the instructions on Exhibit F; and (ii) Seller shall cause its Counsel to deliver the Deposit to Seller on Buyer’s behalf (collectively, the “Closing Payment”). The balance of the Purchase Price, if any, shall be paid in accordance with and pursuant to Section 3.9.”
     2. Section 8.3 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
“8.3 Bankruptcy Court Approval. This Agreement and the transactions contemplated thereby and the bid protections set forth in Exhibit C (including the break-up fee and bid protection provided for therein) shall have been approved by the Bankruptcy Court as provided in Exhibit C, and a final unstayed court order shall have been entered on or before September 13, 2010 (or such later time to which Buyer consents in writing), in the form of Exhibit I hereto or otherwise approved by Buyer in writing (a) authorizing the sale of the Transferred Assets to Buyer in accordance with the provisions of this Agreement, free and clear of all liens, claims and encumbrances, pursuant to Sections 363(b) and (f) of the Code, containing a “good faith” finding as to Buyer pursuant to Section 363(m) of the Code; and (b) approving the payment of a break-up fee in the amount of $100,000 to Buyer in the event that the Bankruptcy Court approves the sale of the Inventory to another party, so long as the conditions set forth in Section 9 hereof have been satisfied.”
     3. This Agreement may be executed in one or more counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same instrument.
[Signatures on following page]

     IN WITNESS WHEREOF, Seller and Buyer have each executed this Agreement on the date first above written.

PROFESSIONAL VETERINARY PRODUCTS, LTD., Debtor in Possession
By:	/s/ Steve Price
	Name:	Steve Price
	Title:	President

IVESCO Holdings LLC
By:	/s/ Randy Ingram
	Name:	Randy Ingram
	Title:	V.P. Finance